Exhibit 99.1

HUMBL, Inc. Secures $500,000 in Strategic Investment From Quail Hollow Capital, LLC

March 18, 2025 - San Diego, CA - HUMBL, Inc. (OTC: HMBL) (the “Company”) is pleased to announce a strategic investment from Quail Hollow Capital, LLC, marking a key step in the Company’s efforts to strengthen its financial position and drive future growth.

Quail Hollow Capital has invested $500,000 in the Company through the purchase of a Convertible Promissory Note, providing capital to support key business initiatives and operations.

This investment reflects strong confidence in the Company’s strategic direction as it continues to expand its holding company activities in the North American and Latin American markets.

“Quail Hollow’s investment will support critical public company operating costs, including audits, accounting, legal, and compliance,” said Thiago Moura, CEO of HUMBL, Inc. “Additionally, this capital allows for strategic growth and sales expansion between our North American and Latin American operations.”

The Company has significantly lowered its burn rate, reduced debt and remains highly focused on driving revenues, achieving profitability, and uplisting to a senior exchange. The Company is committed to responsible financial management and long-term shareholder value creation.

About HUMBL, Inc.

HUMBL, Inc. has transformed into a strategic holding company, operating with a business model centered on high-value joint ventures, mergers, acquisitions, and sales distribution agreements.

The company is focused on bridging North American and Latin American markets, leveraging its access to physical assets and distribution networks to create immediate economic opportunities.

Following the divestiture of its technology assets, HUMBL, Inc. has shifted to a shareholder value-driven approach under the leadership of CEO Thiago Moura, principal of Ybyra Capital, a Brazilian holding company with diversified investments in real estate, commodities and mining.

By leveraging Ybyra Capital’s established presence in Latin America, HUMBL, Inc. is uniquely positioned to provide strategic partners with direct market access and growth opportunities.

About Quail Hollow Capital, LLC

Quail Hollow Capital is a Texas-based investment firm specializing in strategic growth investments across various industries. The firm partners with high-potential companies to provide capital and expertise that drive long-term value creation.

HUMBL, Inc. (OTC: HMBL)

Investor Relations: ir@humbl.com

Media Contact: media@humbl.com